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                                                                     EXHIBIT 5.1

                       OPINION OF MORRISON & FOERSTER LLP
                      [Morrison & Foerster LLP Letterhead]

                                 August 3, 2001

MTI Technology Corporation
4905 East La Palma Avenue
Anaheim, California  92807

     Re:  2001 Stock Incentive Plan and 2001 Employee Stock Purchase Plan

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of five million, two hundred thousand (5,200,000) shares of your common stock, $0.001 par value (the "Common Shares") which will be issuable under the Company's 2001 Stock Incentive Plan and 2001 Employee Stock Purchase Plan (which includes the 2001 Non-employee Director Option Program) (collectively the "Plans").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Common Shares under the Plans (the "Plans' Shares"), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Plans' Shares covered by each such issuance.

     Based upon and subject to the foregoing, it is our opinion that the Plans' Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,


                                               /s/ MORRISON & FOERSTER LLP